Tompkins Financial Corporation 10-Q

Exhibit 10.10

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Amended and Restated Supplemental Executive Retirement Agreement (the “Agreement”) is entered into effective November 9, 2016 by Tompkins Financial Corporation, with offices at 110 The Commons, Ithaca, New York 14851, and John McKenna, residing at _____________________ (the “Executive”).

PREAMBLE

The Executive and Tompkins Financial Corporation previously entered into a Supplemental Executive Retirement Agreement, dated on or about January 1, 2016 (the “Original Agreement”), and Section 8.1 hereof sets forth the only provision of the Original Agreement which is incorporated into this Agreement. For good and valuable consideration, including without limitation (i) continued active participation and other benefits under this Agreement, (ii) an additional Supplemental Executive Retirement Agreement, also dated on or about the date hereof, and (iii) the grant of an equity award on or about the date hereof, which equity award is expressly conditioned upon Executive’s execution and delivery of this Agreement, the receipt and sufficiency of which is acknowledged, the parties now desire to clarify, amend and restate the Original Agreement as set forth herein. The principal objective of this Agreement and the Original Agreement is and was to ensure the payment of competitive levels of retirement income to the Executive, who has been determined to be a key executive of Tompkins Financial Corporation and its subsidiaries, in order to retain and motivate such Executive.

SECTION I. DEFINITIONS

1.1.	“Board of Directors” means the Board of Directors of Tompkins Financial Corporation.

1.2.	“Cause” has the meaning set forth in Section 2.3.

1.3.	“Code” means the Internal Revenue Code of 1986, as amended.

1.4.	“Competition with the Company” has the meaning set forth in Section 2.3.

1.5.	“Committee” means the Compensation Committee of the Board of Directors, which has been given authority by the Board of Directors to administer this Agreement.

1.6.	“Company” means Tompkins Financial Corporation.

1.7.	“Compensation” has the meaning set forth in Section 7.1(b).

1.8.	“Disabled” means that by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive is unable to engage in any substantial gainful activity.

1.9.	“Early Retirement Reduction” has the meaning set forth in Section 3.1.

1.10.	“Earnings” means the average of the Executive’s five (5) highest calendar years (or such lesser number if the Executive has not completed five (5) years of service for the purpose of determining Earnings) of base pay, which shall mean the Executive’s base salary excluding bonuses, profit sharing, and the like, and which may include base pay in years prior to the Executive’s commencement of participation under this Agreement if so determined by the Board of Directors.

1.11.	“Excise Tax” has the meaning set forth in Section 7.1(c).

1.12.	“Good Reason” exists in the event of (i) a material diminution in the Executive’s base compensation, authority, duties or responsibilities; (ii) a material change in the geographic location at which the Executive is required to perform the duties of the Executive’s position; or (iii) a material breach of this Agreement by the Company or its successor, or of any other agreement pursuant to which the Executive provides services for the Company or its successor, provided the Executive gives written notice to the Company or its successor, as applicable, within ninety (90) days of the initial existence of the condition described in (i), (ii) or (iii), above, and the Company or its successor fails to remedy such condition within thirty (30) days after receipt of such notice.

1.13.	“Release” has the meaning set forth in Section 8.11.

1.14.	“Release Date” has the meaning set forth in Section 8.11.

1.15.	“Retirement Age” has the meaning set forth in Section 2.2.

1.16.	“Retirement Benefit Freeze” has the meaning set forth in Section 2.1.

1.17.	“Retirement Date” has the meaning set forth in Section 2.2.

1.18.	“Surviving Spouse” means the spouse of the Executive, if any, designated at or prior to his Retirement Date on his ‘Election Benefit Form’, surviving on the date of death of the Executive; provided, however, that if the Executive, as of the date of Executive’s death, is no longer married to the person so designated, then such person is not a Surviving Spouse for purposes of this Agreement.

1.19.	“Vested” means having completed at least ten (10) years of service beginning with the date set forth in Section 3.3.

1.20.	“Years of Service Reduction” has the meaning set forth in Section 3.1.

SECTION II. ELIGIBILITY FOR BENEFITS

2.1       Eligibility. The Executive is eligible to participate in this Agreement by designation of the Board of Directors, in its sole discretion. The Board of Directors may determine, in its sole discretion, that the Executive should cease to continue accruing retirement benefits under this Agreement (a “Retirement Benefit Freeze”) and in such event the Board of Directors shall notify the Executive in writing of such determination. Such determination shall not reduce the then accrued retirement benefit of the Executive under this Agreement, as follows. The Executive will remain entitled to receive his retirement benefit in accordance with Section 3.1 (and Executive will be deemed Vested), except that the Years of Service Reduction shall be calculated utilizing the years of service completed by Executive as of the Retirement Benefit Freeze date, and Earnings shall be calculated as of the Retirement Benefit Freeze date. A Retirement Benefit Freeze will not impair Executive’s rights under Section 7 (Change in Control) except as expressly set forth herein.

2.2       Retirement Date. The Executive is eligible to retire under this Agreement and receive a benefit under Section 3.1 beginning on his “Retirement Date” which is the later of: (a) the first day of the month following the month in which the Executive becomes Vested and reaches age fifty-five (55) (which age is referred to as the “Retirement Age” herein), or (b) the first day of the month following the month in which the Executive terminates employment with the Company, so long as he is Vested on such date; for clarity, failure to satisfy the Vesting requirement means that no “Retirement Date” shall have occurred hereunder and Executive shall not be entitled to a retirement benefit hereunder, unless otherwise expressly stated herein.

2.3       Termination; Competition. Anything herein to the contrary notwithstanding, if within two (2) years after involuntary termination (including resignation with Good Reason), the Executive engages in Competition with the Company (without prior authorization given by the Committee in writing), or, if the Executive is discharged by the Company or its subsidiaries for Cause, payments otherwise payable under this Agreement to the Executive or the Executive’s Surviving Spouse will, in the sole discretion of the Committee, be forfeited and the Company will have no further obligation under this Agreement to the Executive or the Executive’s Surviving Spouse. Anything herein to the contrary notwithstanding, no benefits are payable under this Agreement if the Executive engages in Competition with the Company at any time before, during or after his voluntary resignation (except in the case of Competition with the Company that begins more than two (2) years after a resignation with Good Reason). For purposes of this Agreement, the term “Cause” shall mean (a) the conviction of the Executive by a court of competent jurisdiction of a crime which constitutes a felony under any state or federal law, (b) an act by the Executive which in the reasonable opinion of the Board of Directors constitutes an intentional theft of property of the Company or its subsidiaries, (c) the willful and continued failure or refusal of the Executive to perform his duties, or (d) gross negligence or willful misconduct on the part of the Executive that is materially and demonstrably detrimental to the Company or its subsidiaries (as determined by the Board of Directors in its reasonable discretion). For purposes of this Section 2.3, “Competition with the Company” shall occur if the Executive, directly or indirectly (a) comes to own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any other manner with, any business (but which shall exclude executive’s ownership of less than 1% of any class of equity or debt security of a publicly-traded competing business) which, in the judgment of the Board of Directors, is in substantial competition with the Company (unless the Executive has first obtained the Board’s prior written consent) and which is located within, or is actively directing marketing efforts within, ten (10) miles of any location of the Company or any of its subsidiaries, (b) solicits customers of the Company or any of its subsidiaries to reduce or stop doing business with the Company or any of its subsidiaries, or initiates any customer contact, for any reason, except for social contact with customers with whom Executive has a long-standing social or familial relationship, and such contact leads to the Company/subsidiary’s loss of business or business opportunities or (c) solicits employees of the Company or any of its subsidiaries to leave such employment, or offers employment to employees of the Company or any of its subsidiaries, or initiates any employee contact, for any reason, except for social contact with employees with whom Executive has a long-standing social or familial relationship, and such contact leads to the Company/subsidiary’s loss of such employee’s services.

SECTION III. AMOUNT AND FORM OF RETIREMENT BENEFIT

3.1       Retirement Benefit. The annual retirement benefit amount payable by the Company under this Agreement as a single life annuity shall equal eighteen percent (18%) of the Executive’s Earnings; provided, however, that the annual retirement benefit shall be reduced by six and one-quarter percent (6.25%) for each year that the Executive’s years of service under this Agreement are less than sixteen (16) years (the “Years of Service Reduction”). In the event the Executive’s Retirement Date under Section 2.2 occurs prior to the Executive attaining the age of sixty-five (65), the annual retirement benefit otherwise determined hereunder shall be further reduced by five percent (5%) for each year of age by which the Executive’s attained age at his Retirement Date is less than sixty-five (65) years (the “Early Retirement Reduction”). For clarity, when this Agreement states that an Executive is “deemed Vested,” such does not alter the Years of Service Reduction or the Early Retirement Reduction, and is only intended to confirm that the Executive is eligible for the benefit hereunder.

The Executive may elect to take his benefit in the form of a fifty percent (50%) joint and survivor annuity, whereby he and the Surviving Spouse would receive an actuarial equivalent benefit over their joint lifetimes, provided the Executive completes and submits to the Committee an Election Benefit Form on or before his Retirement Date choosing this form of benefit. Absent such a timely made election, the Executive’s benefit will be paid in the form of a single life annuity. Actuarial equivalence will be determined using reasonable actuarial methods and assumptions chosen by the Company. The monthly retirement benefit payable by the Company to the Executive shall equal one-twelfth (1/12) of such annual retirement benefit. The monthly benefit payable as a single life annuity shall be payable by the Company on the first day of each calendar month beginning with the Executive’s Retirement Date through and including the month of the Executive’s death. In the event that the Executive elects to take his benefit in the form of a joint and survivor annuity, the benefit shall be payable by the Company on the first day of each calendar month beginning with the Executive’s Retirement Date through and including the later of the month of the Executive’s or his Surviving Spouse’s death in accordance with that election. In the event the Executive is determined to be a “specified employee”, as such term is defined in Treasury Regulations §1.409A-1(i), then any monthly benefit otherwise payable on or before the date which is six (6) months after the Executive’s termination of employment date shall be delayed until the earlier of the Executive’s date of death or the date which is six (6) months after the Executive’s termination of employment date; provided, however, that such delay is only required for benefits constituting nonqualified deferred compensation under Code Section 409A, and the delay will apply only to those benefits that are not exempt from Code Section 409A. Any such delayed payments shall be accumulated and paid in a lump sum and payments thereafter will be made as scheduled in accordance with this Section 3.1.

3.2       Death Benefit.

(a)       Upon the death of the Executive after the commencement of the Executive’s retirement benefit under Section 3.1, the Executive’s Surviving Spouse shall be entitled to fifty percent (50%) of the annuity benefit the Executive was receiving at the time of his death, but only if the Executive elected the fifty percent (50%) joint and survivor annuity form pursuant to Section 3.1. The monthly retirement benefit payable by the Company, if any, to the Surviving Spouse shall be one-twelfth (1/12) of such annual retirement benefit and shall be payable on the first day of each month beginning with the month after the month of the Executive’s death through and including the month of the Surviving Spouse’s death.

(b)       Upon the death of the Executive prior to the commencement of the Executive’s retirement benefit under Section 3.1, the Executive’s Surviving Spouse, if any, shall be entitled to fifty percent (50%) of the annuity benefit payable by the Company to the Executive under this Agreement, determined under Section 3.1, provided that all of the following conditions are satisfied: (A) the Executive is Vested at the time of his death, as defined in Section I; (B) the Executive elected the fifty percent (50%) joint and survivor annuity form pursuant to Section 3.1; and, (C) the Surviving Spouse survives until the date upon which the Executive would have attained his Retirement Age if the Executive’s death occurs prior to his Retirement Date. The monthly retirement benefit payable by the Company, if any, under this subsection to the Surviving Spouse shall equal one-twelfth (1/12) of said annual retirement benefit for the Surviving Spouse and shall be payable on the first day of each month commencing on the later of the Executive’s Retirement Age or the month after the month of the Executive’s death through and including the month of the Surviving Spouse’s death. The date utilized for the Years of Service Reduction shall be the date of the Executive’s death (or the date of the Executive’s termination of employment, if earlier), and the age utilized for the Early Retirement Reduction shall be the greater of (1) the Executive’s actual age at the time of his death (or the date of the Executive’s termination of employment, if earlier), and (2) the Retirement Age.

(c)       Upon the death of the Executive with no Surviving Spouse, or, if in the event of the Executive’s death prior to the commencement of the Executive’s retirement benefit under Section 3.1, the Executive’s Surviving Spouse shall not survive the Executive until the date upon which the Executive would have attained the Retirement Age, there shall be no benefit payment under Section 3 to the Executive, the Executive’s Surviving Spouse, the estate of either the Executive or the Surviving Spouse, or otherwise.

3.3       Service. For purposes of this Agreement, the Executive’s service shall be defined as commencing on January 1, 2015 and ending on the date the Executive’s employment with Company or its subsidiaries is terminated, or such earlier date as shall be determined by the Board of Directors if the Board of Directors shall determine pursuant to Section 2.1 hereof that the Executive should cease to benefit under this Agreement (provided, however, that no such determination shall reduce the then-accrued benefit of the Executive under this Agreement). Years of service shall be determined in years and months of service with credit provided for a full month of service for the calendar month in which the Executive’s service commences as set forth above and the calendar month in which the Executive’s service hereunder ceases.

SECTION IV. PAYMENT OF RETIREMENT BENEFITS

4.1       Limitation on Payments. Sections 2.3, 3.2, 4.2, 8.11 and 8.13 set forth the circumstances under which all further benefits payable under this Agreement (even if Vested) are forfeited.

4.2       Termination. Notwithstanding any contrary provision herein, if the Executive terminates employment voluntarily (which shall not include resignation with Good Reason) before attaining age fifty-nine (59) and becoming Vested, the Company shall have no obligation to pay, and the Executive shall have no right to receive, any retirement benefit under this Agreement whatsoever. In the event of the Executive’s involuntary termination of employment (other than for Cause) or resignation with Good Reason at any time, the benefit payable to the Executive shall be determined as set forth in Section 3.1, and payments shall commence at age fifty-nine (59) (and the Executive shall be deemed Vested, though payments shall remain subject to the Years of Service Reduction). For purposes of this provision, the date utilized for the Years of Service Reduction shall be the date of the Executive’s termination, and the age utilized for the Early Retirement Reduction shall be Executive’s Retirement Date. In the event of the Executive’s death prior to the commencement of benefit payments under this provision, the Executive’s Surviving Spouse shall be entitled to receive benefit payments in accordance with the provisions and limitations of Section 3.2.

4.3       Health-Related Leave of Absence. Provided there is a reasonable expectation that the Executive will return to perform services for the Company (an “Expected Return”), the Committee may determine that the Executive has not separated from service for purposes of this Agreement during a leave of absence of up to twenty-nine (29) months, if such leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and such impairment causes the Executive to be unable to perform the duties of his position or any substantially similar position (a “Qualified Impairment”). For clarity, even if a Qualified Impairment and Expected Return exist, the Committee is not obligated to defer the Employee’s separation from service during this period, and (subject to applicable federal and state law pertaining to medical leaves of absence) the Committee may instead elect to involuntarily terminate the Executive’s employment (other than for Cause) under Section 4.2 during this period. The determination as to the existence or absence of such Qualified Impairment and such Expected Return will be made by an independent physician identified by the Company. If, due to a Qualified Impairment, the Executive cannot return to perform the duties of his position or a substantially similar position for the Company by the end of such period, the Executive will be deemed to have incurred an involuntary termination of employment (other than for Cause) under Section 4.2 as of the first date following the end of such period.

SECTION V. DEATH BENEFITS PAYABLE

5.1       Death Benefit. Other than the death benefit for the Surviving Spouse under Section 3.2, Section 4.2, or Section 6.2, as applicable, no death benefits are payable under this Agreement.

SECTION VI. DISABILITY BENEFITS PAYABLE

6.1       Disability Benefit. In the event that the Executive becomes Disabled, as determined by an independent physician identified by the Company (other than at a time when facts and circumstances exist under which the Company could, and does, terminate the Executive’s employment for Cause), the Executive shall be entitled to the benefits under Section 3.1 commencing the first day of the month following the month in which the Executive attains Social Security normal retirement age. For purposes of calculating the amount payable under Section 3.1 and pursuant to this Section 6.1, the Executive shall be deemed Vested, though payments shall remain subject to the Years of Service Reduction; the date utilized for the Years of Service Reduction shall be the date the Executive is determined to be Disabled; and the age utilized for the Early Retirement Reduction shall be Executive’s Retirement Date.

6.2       Death after Disability. In the event of the death of the Executive after Executive qualifies for a retirement benefit pursuant to Section 6.1, the Executive’s Surviving Spouse shall be entitled to receive benefit payments in accordance with the provisions and limitations of Section 3.2.

SECTION VII. CHANGE IN CONTROL

7.1       Change in Control.

(a)       In the event of a Change in Control, as defined in Section 7.2, of the Company, the Executive shall be deemed to have completed sixteen (16) years of service and is Vested in all benefits under this Agreement (though the Early Retirement Reduction shall still apply), and the retirement benefit described in Section 3.1 shall commence at the Executive’s Retirement Date. The executive shall not be entitled to the accelerated service completion set forth in this subsection following a Retirement Benefit Freeze, unless the effective date of such Retirement Benefit Freeze occurs within the two-year period immediately prior to announcement of the Change in Control and, in such event, the executive shall remain so entitled.

(b)       In the event of a Change in Control of the Company, if the employment of the Executive is thereafter involuntarily terminated without Cause, or if the Executive voluntarily terminates employment for Good Reason (i) within two (2) years after a Change in Control, or (ii) in anticipation of a Change in Control which then occurs within two (2) years, then the Executive shall receive a benefit, in addition to any benefit under Section 3 of this Agreement, under this Section 7.1(b). The benefit under this Section 7.1(b) shall be the continuation of the Executive’s Compensation, as defined below, for a period of three (3) years (payable in accordance with the Company’s or its successor’s regular payroll procedures for executive employees, but in any event not less frequently than monthly), plus continuation of all employee welfare benefits that the Executive was participating in (health insurance, disability insurance, life insurance and the like) immediately prior to the Change in Control (or cash in an amount equal to the value of the Company’s or its successor’s contributions for such welfare benefits to the extent that the Executive is no longer eligible to participate in such programs); provided, however, that, for purposes of this Section 7.1(b), the amount of the Executive’s Compensation taken into account shall be reduced by (20%) if the Executive has attained age sixty-one (61), by 40% if the Executive has attained age sixty-two (62), by 60% if the Executive has attained age sixty-three (63), by 80% if the Executive has attained age sixty-four (64), and by 100% if the Executive has attained age sixty-five (65), with all such age determinations made as of the date of the Executive’s termination of employment. The continuation of the Executive’s employee welfare benefits under this Section 7.1(b) shall be on the same terms and conditions (subject to the aforementioned substitution of cash in lieu of benefit plan participation to the extent the Executive is ineligible therefor) as such employee welfare benefits are offered to other executive employees of the Company or of its successor, as applicable, and such continuation shall be for a three-year period even if there is no continuation payment of the Executive’s Compensation because of the 100% reduction under the preceding sentence. For purposes of this Section VII only, the term “Compensation” shall mean the Executive’s base pay (at the rate in effect immediately prior to the Change in Control) plus the Executive’s bonus and profit sharing compensation (which for this purpose shall be the average of the Executive’s bonus and profit sharing compensation earned for the two (2) most recently completed fiscal years of the Company immediately preceding the Change in Control).

(c)       In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, including any successor to such statute of like import (the “Excise Tax”), then the amount of the benefit otherwise payable under Section 7.1(b), if any, shall be reduced, but not below zero, to the maximum amount upon which no such Excise Tax is imposed.

(d)       For purposes of this Section 7.1, the proper amounts, if any, of the Excise Tax and the adjustment under Section 7.1(c) to eliminate the Excise Tax shall be determined in the first instance by the Company. Within forty-five (45) days of being provided with written notice of any such determination, the Executive may provide written notice to the Committee of any disagreement, in which event the amounts, if any, of the Excise Tax and any adjustment under Section 7.1(c) shall be determined by independent tax counsel selected by the Company’s independent auditors. The determination of the Company (or, in the event of disagreement, the tax counsel selected) shall be final.

7.2       For purposes of this Section VII, a Change in Control shall be deemed to have occurred upon the earliest of the following: (i) the date of acquisition by any one person, or more than one person acting as a group (as defined in Treasury Regulations §1.409A-3(i)(5)(v)(B)), of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be deemed to result in a Change in Control; (ii) the date a majority of members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or (iii) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of more than seventy percent (70%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that transfers of assets of the Company of any value to a related person or entity as described in Treasury Regulations §1.409A-3(i)(5)(vii)(B) shall not be deemed to result in a Change in Control.

SECTION VIII. MISCELLANEOUS

8.1       Termination, Amendment and Subsequent Deferrals. The Committee may, in its sole discretion, terminate, suspend or amend this Agreement at any time or from time to time, in whole or in part; provided, however, that no termination, suspension or amendment of this Agreement will, without the written consent of the Executive or the Surviving Spouse (if the Executive is not then living), reduce the Executive’s right or the right of the Surviving Spouse to receive or continue receiving a benefit accrued at the time of the termination, suspension or amendment in accordance with this Agreement. By way of clarification it is the intent of the Parties that the right to receive change in control benefits under Section VII shall accrue as of the date of the Original Agreement, subject to the limitations set forth in Section 7.1(a). The Parties agree that a Retirement Benefit Freeze, as described in Section 2.1, shall not be deemed a reduction of rights requiring consent hereunder. A termination or suspension of this Agreement shall not result in the acceleration of any benefit provided pursuant to this Agreement except as permitted in connection with a plan termination satisfying the conditions set forth in Treasury Regulations §1.409A-3(j)(ix), where the Committee decides to accelerate such benefit in accordance with the requirements of such regulation. The provisions of this Section 8.1 shall be subordinate to the provisions of Sections 2.3, 3.2, 4.1, 4.2, 8.11and 8.13 concerning the forfeiture of benefits. The definition of “Retirement Date” in Section 2.2 provides for the designated time of the retirement benefit hereunder, and the Executive may only make a subsequent deferral if the change complies with Treasury Regulations § 1.409A-2(b)(1) (the “Subsequent Deferral Rules”). In the event that an Executive wishes to elect to defer payment commencement beyond his Retirement Date, he must provide written notice thereof to the Company (the “Deferral Notice”) at least one (1) year prior to his Retirement Date, or such longer notice period as may then be required under the Subsequent Deferral Rules. The Deferral Notice shall specify the date on which the Executive wishes to begin receiving his retirement benefit hereunder, and such deferred payment date must be at least five (5) years later than the date the payment otherwise would have been made, or such other period as may then be required under the Subsequent Deferral Rules. Partial deferrals will not be permitted and the Company may refuse to honor the Deferral Notice if, in the reasonable opinion of the Company’s external legal counsel, the Deferral Notice does not comply with the Subsequent Deferral Rules, or is otherwise reasonably likely to adversely affect the Company under the Subsequent Deferral Rules.

8.2       No Employment Agreement; Entire Agreement. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Company or its subsidiaries, nor will it interfere with the right of the Company or its subsidiaries to discharge or otherwise deal with the Executive without regard to the existence of this Agreement. This Agreement (which expressly includes the Preamble), together with those certain agreements expressly referred to herein, constitute the sole and entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter.

8.3       Unfunded Arrangement. The benefits under this Agreement are unfunded, and the Company will make benefit payments solely on a current disbursement basis from the Company’s general assets. Notwithstanding anything herein to the contrary, the Executive and the Executive’s Surviving Spouse, if any, shall have the status of general unsecured creditors of the Company.

8.4       Assignment. To the maximum extent permitted by law, no benefit under this Agreement shall be assignable or made subject by Executive in any manner to alienation, sale, transfer, claims of Executive’s creditors, pledge, attachment or encumbrances of any kind.

8.5       Rules. The Committee may adopt rules and regulations to assist it in the administration of this Agreement. This Agreement shall be administered and construed entirely in the discretion of the Committee and the Board of Directors, as applicable.

8.6       Information. The Executive shall receive a copy of this Agreement and the Committee will make available for inspection by the Executive a copy of any rules and regulations used by the Committee in administering this Agreement.

8.7        Construction. The masculine gender, where appearing in this Agreement, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary. For purposes of complying with Code Section 409A, or any successor to such statute of like import, it is acknowledged that no benefit payments may be made under this Agreement prior to the Executive’s termination of employment with the Company, that the payment of benefits pursuant to this Agreement may not be accelerated by the Company or the Executive, and that there are no elections provided under the Agreement to defer compensation or to delay a payment of benefits other than in the case of an election made pursuant to the Subsequent Deferral Rules, as described in Section 8.1.

8.8       Controlling Law. This Agreement is established under and will be construed according to the laws of the State of New York, without regard for principles of conflicts of law. Notwithstanding the foregoing, this Agreement shall be construed consistent with the requirements of Code Section 409A, the regulations promulgated thereunder and other official guidance relating thereto such that the operation or terms of this Agreement do not result in the inclusion in income of any amount under such Code provision. For purposes of this Agreement, any term hereunder relating to the Executive’s termination of employment, the Executive terminating employment, the Executive being terminated or similar expression shall be deemed to refer to a separation from service, as defined in Treasury Regulations §1.409A-1(h). If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A.

8.9       Legal Expenses. The Company shall pay, upon request and documentation thereof (and not later than ninety (90) days after receipt of such request and documentation), all reasonable legal fees and expenses which the Executive/Surviving Spouse may incur as a result of the Company contesting the validity or enforceability of any provision of this Agreement or any claim by the Executive/Surviving Spouse under this Agreement; provided, however, that such request is made and supporting documentation provided to the Company by the Executive/Surviving Spouse within ninety (90) days after incurring the expense, and provided further, the Company shall be entitled to be reimbursed by the Executive/Surviving Spouse for such amount previously paid to such Executive/Surviving Spouse if it is finally judicially determined that such Executive’s/Surviving Spouse’s claims under this Agreement are frivolous.

8.10       Disputes & Severability. In the event of any dispute after the occurrence of a Change in Control (as defined in Section 7.2) between the Company and the Executive with respect to the Executive’s rights to any payment under this Agreement, the Company shall pay all disputed amounts to the Executive in the time and manner otherwise specified by this Agreement, and, if it is finally judicially determined that the Executive was not entitled to all or a portion of such disputed amounts, the Executive shall repay to the Company the amount to which the Executive was not entitled, together with interest thereon at the judgment rate of interest then applicable in New York State. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court may modify this Agreement to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.11     Release. In connection with Executive’s receipt of the retirement benefit described in Section 3.1, the Executive shall execute (and not revoke) a standard, customary form of release agreement (the “Release”), including without limitation the following terms. If Executive is continuously incapacitated through the Release Date, this requirement is waived. The Release must be given no more than ninety (90) days following the Executive’s employment termination, with sufficient time to allow applicable revocation period(s) to expire before the end of such ninety- (90-) day period (the final day of such 90-day period to be the “Release Date”). Pursuant to the Release, the Executive, on behalf of himself and his heirs, shall agree to waive any and all claims he or they have, had, or may have had, in each case as of the date the Executive signs the Release, in connection with his employment by the Company or its affiliates, as against the Company, its affiliates, and its and their directors and employees, other than claims arising out of the Company’s breach of its obligations under this Agreement. The Release will not prohibit or restrict the Executive (or Executive’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or any state or federal regulatory authority regarding the Company or the facts or circumstances of Executive’s employment with the Company. Should the Executive fail to return to the Company the executed Release on or before the Release Date, the Executive will forfeit all benefits then unpaid that otherwise would have been payable to the Executive pursuant to this Agreement.

8.12     Post-Employment Consulting. Following the Executive’s termination, if the Company requests, and Executive agrees, that Executive provide occasional services not exceeding 20% of the amount of services provided by Executive prior to his termination, the provision of such limited services shall not extend the date of the Executive’s termination for purposes of this Agreement.

8.13     Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees or directors. This section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency. This section does not prohibit or restrict the Executive (or Executive’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or any state or federal regulatory authority regarding the Company or the facts or circumstances of Executive’s employment with the Company. The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties. In the event of the Executive’s violation, at any time, of his commitment under this Section 8.13, the Executive will, in the discretion of the Committee, forfeit all benefits then unpaid that otherwise would have been payable to the Executive pursuant to this Agreement.

8.14     Original Agreement. This Agreement amends, supersedes and replaces the Original Agreement in its entirety, and the Original Agreement shall no longer be of any force or effect, except (i) where expressly referenced herein, and (ii) that years of service credit shall accrue as of the date originally established therefor under the Original Agreement.

IN WITNESS WHEREOF, this Agreement has been executed this 9th day of November, 2016.

TOMPKINS FINANCIAL CORPORATION

		By:	/s/ Stephen S. Romaine
Name: Stephen S. Romaine
ATTEST:	/s/ Janet Hewitt	Title: President & Chief Executive Officer

		By:	/s/ John M. McKenna
Name: John M. McKenna, individually
ATTEST:	/s/ Cheryl Cappon

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

 Form of Benefit and Beneficiary Designation Form

As an Executive participating in a Supplemental Executive Retirement Agreement with Tompkins Financial Corporation, I hereby elect the following form of benefit payment for retirement benefits due pursuant to this Agreement. (Please initial your selection.)

_____	Single Life Annuity (100% benefit payable for my lifetime)

_____	50% Joint & Survivor Annuity (Actuarially reduced benefit, payable for the lifetime of the Executive and a benefit equal to 50% of that benefit to a Surviving Spouse for her lifetime).

I understand and acknowledge that unless I elect the 50% joint and survivor annuity benefit by both initializing such election above and identifying my spouse, below, and returning this Election Benefit Form to the Committee on or before my Retirement Date, as defined in the Agreement, that my benefit, if any, will be payable in the form of a single life annuity. Further, I understand and acknowledge no death benefit will be paid under the Agreement (a) if the below-designated Spouse is not a “Surviving Spouse” as defined in the Agreement, or (b) if I do not return this Spousal Benefit Designation Form, completed and executed, to the Committee on or before my Retirement Date, as defined in the Agreement.

Spouse’s Name: __________________________________________________________

Social Security Number: ____________________________________________________

Date of Birth: ___________________________________________________

Home Address: ______________________________________________________________________________________________________________

Executive’s Signature: ___________________________________________________

Witness’ Signature: ___________________________________________

Spouse’s Signature (if waiving right to benefits under this Agreement because Executive has elected a Single Life Annuity):

______________________________

___________________

Date

Witness’ Signature:______________________________

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